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                          SCHEDULE 14A INFORMATION

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FOR IMMEDIATE RELEASE

Contacts:
Richard Skaare                                  Dan Katcher / Joele Frank
AMP Corporate Communication                     Abernathy MacGregor Frank
717/592-2323                                    212/371-5999

Doug Wilburne
AMP Investor Relations
717/592-4965


                 AMP CHAIRMAN AND CEO ROBERT RIPP RESPONDS
                         TO ALLIEDSIGNAL'S BOSSIDY

HARRISBURG, Pennsylvania (September 24, 1998) - AMP Incorporated (NYSE:
AMP) announced today that Robert Ripp, chairman and chief executive officer of the Company, sent the following letter to Lawrence Bossidy, chairman and chief executive officer of AlliedSignal Inc. (NYSE: ALD):


                                                September 23, 1998

Mr. Lawrence A. Bossidy
Chairman and Chief Executive Officer
AlliedSignal Inc.
P.O. Box 300
Morristown, NJ  07962-2496

Dear Mr. Bossidy:

      On behalf of our board of directors, I am writing in response to your September 22, 1998 letter.

      Apart from the obvious posturing purposes of your letter, we welcome your acceptance of our view that the consent process is an entirely inappropriate means for the presentation of AlliedSignal's various proposals. As you stated in your letter, "AlliedSignal chose to initiate a consent solicitation only because AMP's shareholders do not have a right to convene a meeting..." The fact is, however, that they have an equivalent right. AMP has an Annual Meeting of Shareholders every year and, as we have said all along, AlliedSignal will have the opportunity to present any or all of its proposals at our 1999 Annual Meeting.

      AlliedSignal has entirely ignored the following fundamental facts:

      1. There is nothing in the proposed legislation that would in any way impede AlliedSignal's ability to seek shareholder votes at the next Annual Meeting.

      2. AMP's directors, unlike AlliedSignal's directors, are not protected from a change in control by a staggered board with 3-year terms; every one of our directors will stand for election at our 1999 Annual Meeting. This will give AlliedSignal the opportunity to seek to elect the entire AMP Board.

      3. When voting at the 1999 Annual Meeting, AMP shareholders will have had the opportunity to assess the success of AMP's profit improvement plan and other value enhancement initiatives, and weigh them against AlliedSignal's offer.

      If you truly seek to benefit our shareholders, you will terminate your impending consent solicitation and pursue your proposals at the Annual Meeting - which provides an open process aimed at taking a single vote on a specified date.

      Although I am not addressing this letter to your board, I would appreciate your sharing it with them.

      Very truly yours,


      /s/ Robert Ripp



Headquartered in Harrisburg, PA, AMP is the world's leading manufacturer of electrical, electronic, fiber-optic and wireless interconnection devices and systems. The Company has 48,300 employees in 53 countries serving customers in the automotive, computer, communications, consumer, industrial and power industries. AMP sales reached $5.75 billion in 1997.

                                    # # #

AMP and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to AlliedSignal's consent solicitation. The participants in this solicitation may include the directors of AMP (Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, William J. Hudson, Jr., Joseph M. Magliochetti, Harold
A. McInnes, Jerome J. Meyer, John C. Morley, Robert Ripp, Paul G. Schloemer and Takeo Shiina); the following executive officers of AMP: Robert Ripp (Chairman and Chief Executive Officer), William J. Hudson (Vice Chairman), James E. Marley (former Chairman), William S. Urkiel (Corporate Vice President and Chief Financial Officer), Herbert M. Cole (Senior Vice President for Operations), Juergen W. Gromer (Senior Vice President, Global Industry Businesses), Richard P. Clark (Divisional Vice President, Global Wireless Products Group), Thomas DiClemente (Corporate Vice President and President, Europe, Middle East, Africa), Rudolf Gassner (Corporate Vice President and President, Global Personal Computer Division), Charles W. Goonrey (Corporate Vice President and General Legal Counsel), John E. Gurski (Corporate Vice President and President, Global Value-Added Operations and President, Global Operations Division), David F. Henschel (Corporate Secretary), John H. Kegel (Corporate Vice President, Asia/Pacific), Mark E. Lang (Corporate Controller), Philippe Lemaitre (Corporate Vice President and Chief Technology Officer), Joseph C. Overbaugh (Corporate Treasurer), Nazario Proietto (Corporate Vice President and President, Global Consumer, Industrial and Power Technology Division); and the following other members of management and employees of AMP: Merrill
A. Yohe, Jr. (Vice President, Public Affairs), Richard Skaare (Director, Corporate Communication), Douglas Wilburne (Director, Investor Relations), Suzanne Yenchko (Director, State Government Relations), Mary Rakoczy (Manager, Shareholder Services), Dorothy J. Hiller (Assistant Manager, Shareholder Services), Melissa E. Witsil (Communications Assistant) and Janine M. Porr (Executive Secretary). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of 1% of AMP's common stock or in the aggregate in excess of 2% of AMP's common stock.

AMP has retained Credit Suisse First Boston Corporation ("CSF") and Donaldson, Lufkin & Jenrette Securities Corporation ("D.J.") to act as its financial advisors in connection with the AlliedSignal Offer, for which CSF and D.J. will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, AMP has agreed to indemnify CSF, D.J. and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. CSF and D.J. are investment banking firms that provide a full range of financial services for institutional and individual clients. Neither CSF nor D.J. admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning either CSF or D.J. In connection with CSF's role as financial advisor to AMP, CSF and the following investment banking employees of CSF may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Alan Howard, Steven Koch, Scott Lindsay, and Lawrence Haman. In connection with D.J.'s role as financial advisor to AMP, D.J. and the following investment banking employees of D.J. may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Douglas V. Brown and Herald L. Ratch. In the normal course of its business, each of CSF and D.J. regularly buys and sells securities issued by AMP for its own account and for the accounts of its customers, which transactions may result in CSF, D.J. or the associates of either of them having a net "long" or net "short" position in AMP securities, or option contracts or other derivatives in or relating to such securities. As of September 11, 1998, D.J. held no shares of AMP common stock for its own account and CSF had a net long position of 103,966 shares of AMP common stock.